Heartland (Logo)

Wheat Growers L.P.





Mr. Dennis Saunders

Vice President

Southern Ventures, Inc.

17377 Goldenrod Avenue

Lakeville, MN  55044



Dear Dennis:



As discussed, we are pleased to be supplying Heartstar A wheat starch to

Southern Ventures, Riverside Grain Products plant.



We will supply 4.5 million pounds of Heartstar A from our Kansas
City, MO

warehouse over the next 5 - 6 months as you requested.
Riverside Grain will

provide their own trucks for pickup at the K.C. warehouse. The price for this order will be $.0875/lb. FOB our warehouse in 2,000 lb.
Superbags,

stretchwrapped, on pallets and truckload quantities. The timing for delivery of this order is up to Riverside Grain but please arrange for pickup dates and times through Linda Cole at 800-WHEAT-01.



It is my understanding that as your business picks up you may be interested in increasing this order size. We would like to discuss this with you further as we move ahead.



Thanks again for your business. We look forward to working with you.



Sincerely,



"Richard Heil"



Richard Heil

Sales Manager

Heartland Wheat Growers





cc:	Ray Pardun, Farmland

     C. Wright, SVI